Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-195784) pertaining to the K2M Group Holdings, Inc. 2014 Omnibus Incentive Plan, the K2M Group Holdings, Inc. 2014 Employee Stock Purchase Plan and the K2M Group Holdings, Inc. 2010 Equity Award Plan of K2M Group Holdings, Inc. of our report dated March 18, 2015, with respect to the consolidated financial statements of K2M Group Holdings, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

McLean, Virginia
March 18, 2015